EPOCH ANNOUNCES ASSETS UNDER MANAGEMENT OF $24.2 BILLION

NEW YORK—(BUSINESS WIRE)—October 3, 2012--Epoch Investment Partners, Inc. (“Epoch” or the “Company”), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management (“AUM”) were approximately $24.2 billion as of September 30, 2012, an increase of 4% from $23.2 billion as of June 30, 2012.

“Assets under management increased primarily due to market appreciation during the quarter, with new business awards mostly offset by fund outflows in our sub-advisory channel,” stated William W. Priest, Chief Executive Officer of the Company. “Markets were fueled by accommodative central bank policies and an expansion of valuation multiples. Future gains, however, are likely to be more modest, especially in the context of sluggish economic growth. With that in mind, we think our approach of focusing on companies that are able to generate free cash flow and have sound capital allocation policies will continue to appeal to investors.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly owned subsidiary and an SEC-registered investment advisor. The Company manages equity strategies for a global institutional client base including corporations, public funds, foundations and endowments. It also manages mutual funds and variable annuity funds through sub-advisory relationships. Epoch has a distinct perspective on the drivers of shareholder return with an investment approach that focuses on the generation and the allocation of free cash flow. Investment decisions are based on the firm’s own fundamental research. Epoch’s investment strategies include U.S. Equity (All Cap, Large Cap, SMID Cap and Small Cap Value; Choice), Global Equity (Shareholder Yield, Choice, Absolute Return and Small Cap) and International Small Cap.

For more information about Epoch contact Clive Gershon at Epoch Investment Partners, Inc. 212-991-5404, cgershon@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2012. Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.